Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
5V INC.

5V Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:            This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on February 19, 2010, as amended (the “Certificate of Incorporation”).

SECOND:       The first paragraph of Article 5 of the Certificate of Incorporation is hereby amended and restated in its entirety with the following:

“The total number of shares of capital stock which the Corporation shall have authority to issue is: four hundred ten million (410,000,000).  These shares shall be divided into two classes with four hundred million (400,000,000) shares designated as common stock at $.0001 par value (the “Common Stock”) and ten million (10,000,000) shares designated as preferred stock at $.0001 par value (the “Preferred Stock”).”

THIRD:           This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH:       All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 11th day of April, 2013.

5V INC.

By:	/s/ Jun Jiang
Name: Jun Jiang
Title: President